SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.     )

      Filed by the Registrant                      [X]
      Filed by a Party other than the Registrant   [ ]
      Check the appropriate box:
      [ ]  Preliminary Proxy Statement
      [X]  Definitive Proxy Statement
      [ ]  Definitive Additional Materials
      [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  TEXACO INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                                      N/A
________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Resgistrant)

Payment of Filing Fee (Check the appropriate box):

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   [ ]  $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

________________________________________________________________________________

   (2) Aggregate number of securities to which transactions applies:

________________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

________________________________________________________________________________

   (4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount previously paid:

________________________________________________________________________________

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________________________________________________________________________________

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________________________________________________________________________________

-----------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[TEXACO]
[LOGO]

                                 Texaco Inc.
                            2000 Westchester Avenue
                             White Plains, NY 10650

                            NOTICE OF ANNUAL MEETING

Dear Stockholder:

      Your Board of Directors and your management cordially invite you to attend the Annual Meeting of the Stockholders of Texaco Inc. which will be held in the Imperial Ballroom of the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas on Tuesday, May 14, 1996, at 10:00 a.m. for the purpose of transacting such business as may properly come before the meeting.

      The management intends to present for action at this meeting (1) the election of six directors and (2) the approval of the appointment of auditors for the year 1996. In addition, certain stockholders have notified the company that they intend to present to the meeting proposals regarding corporate conduct guidelines, operations in Burma (Myanmar), and an advisory committee.

      The Board of Directors has fixed March 15, 1996, as the record date for determination of the stockholders entitled to notice of, and to vote at, this meeting. Whether or not you plan to attend the meeting, to assure your representation, please complete, sign and mail promptly the enclosed proxy card which is being solicited on behalf of the management. A return envelope which requires no postage is enclosed for that purpose.

      Because of the large stockholder population in the Houston area, many stockholders are expected to attend the meeting. Accordingly, in fairness to all stockholders wishing to attend, admittance to the meeting will be restricted to stockholders or their properly identified proxies holding validated admission tickets. Therefore, if you plan to attend the meeting, it is important for you to mark the appropriate box provided on the accompanying proxy card.



                                    Carl B. Davidson
                                    Vice President and Secretary


March 28, 1996

PROXY STATEMENT

      This proxy statement and accompanying proxy card are first being mailed to stockholders on or about March 28, 1996. The proxies are being solicited by order of the Board of Directors of Texaco Inc. and all expenses incident thereto will be borne by the company. Proxies may be solicited by mail, telephone, telegram, facsimile, or in person. The company will request persons holding stock in their names for others, or in the names of nominees for others, to obtain voting instructions from the beneficial owner, and the company will reimburse such persons for their reasonable out-of-pocket expenses in obtaining voting instructions. D. F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee not to exceed $17,500, plus reasonable out-of-pocket expenses. A copy of the Annual Report for 1995, including audited financial statements, is being sent to stockholders with this Proxy Statement. It is not to be regarded as proxy soliciting material.

Vote Required for Approval

      The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval of matters presented to the meeting, except for the election of directors, which requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Secretary of the company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person.

      Signed, unmarked proxy cards are voted in accordance with management's recommendations. The number of shares abstaining on each proposal are counted and reported as a separate total. Abstentions are included in the tally of shares represented, but are not included in the determination of the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item. Shares not voted simply as a consequence of brokers voting less than all of their entitlement on non-discretionary items under the provisions of New York Stock Exchange Rule 452 are not included in the tally of the number of shares cast for, against or abstained from any proposal, and will, therefore, have the effect of reducing the number of shares needed to approve any item.

      It is the policy of the company that all voted proxies and ballots be handled in a manner that protects employee and individual stockholder voting privacy, and no such vote shall be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a proxy contest in opposition to the Board of Directors; to permit independent Inspectors of Election to tabulate and certify the vote; and to respond to stockholders who have written comments on their proxy cards.

      Unless otherwise indicated on any proxy card, the persons named as your proxies in the proxy card intend to vote the shares it represents FOR all the nominees for director, FOR Item 2, and AGAINST Items 3, 4 and 5.

THE BOARD OF DIRECTORS
GOVERNANCE, COMMITTEES AND COMPENSATION


Governance

      The company believes that the cornerstone of good governance is the integrity and quality of management - the Board of Directors and those whom the Board chooses to lead the company. In furtherance of this historical belief, the company has in effect the following policies and practices.

     -- The preponderance of the Board consists of outside, independent directors, currently 12 of 15, and the Committee of Non-Management Directors, Audit, Compensation, Pension and Public Responsibility Committees, and the Committee on Directors and Board Governance are composed entirely of outside directors.

     -- The Board, working with management, has established a series of procedures to assure a flow of information about the company's business. New directors participate in orientation programs, which include visits to company facilities and discussions with management personnel. Pre-meeting materials include supporting data and write-ups of items coming before the Board, as well as operational and financial information. Senior officers routinely attend at least a portion of every Board meeting, and they and other members of management frequently brief the Board. Board members take these and other opportunities to discuss company business with these officers.

     -- Under the company's total quality program, the Board and management discuss and define quality guidelines for each. Those for the Board include loyalty to and pride in Texaco and its reputation; independence and integrity; representation of the total stockholder constituency; good understanding of the business; study and understanding of Board issues; active, objective and constructive participation at meetings of the Board and its committees; collective breadth of experience; appraisal of executive management; management succession planning and review; assistance in representing Texaco to the outside world; and individual availability for consultation on corporate issues.

     -- Texaco has a policy of open communication with institutional investors, other stockholders and the press, in annual public sessions and in smaller sessions.
     -- Texaco's Board periodically evaluates its effectiveness and has identified the following nine areas of Board involvement and responsibility as benchmarks for their focus on the creation and protection of value for the stockholders:

  1. The review and approval of Texaco's tactical plans, monitoring their accomplishment and comparing Texaco's competitive positioning.

  2. The review of Texaco's strategic plan and its long range goals, the evaluation of Texaco's performance against such plan and goals and the competition, and the evaluation of the desirability, as appropriate, of modifications to such plans and goals.

  3. The oversight of Texaco's financial health.

  4. The monitoring of such activities of Texaco as pose significant risks and of the company's programs to respond to and contain such risks.

  5. The review of the performance of the Chief Executive Officer and other senior officers and their compensation relative to performance.

  6. The review of Texaco's adherence to its corporate "Vision and Values" which include its responsibilities to its stockholders, employees, customers and the community.

  7. Preparedness  for the  selection  of a successor  Chief  Executive
     Officer, and the monitoring of the company's development and selection of key personnel.

  8. The selection process for Board membership and the overall quality and preparedness of its members.

  9. The availability of the information which the Board and management believe is needed for the Board to perform its duties effectively.

     -- The by-laws provide for stockholder nominations of director candidates. This process includes discussion with stockholders and the adoption of, publication and distribution to stockholders of guidelines and qualifications for directors with the highest personal and professional ethics, integrity and values; education and breadth of experience to understand business problems and evaluate and postulate solutions; personality to work well with others with depth and wide perspective in dealing with people and situations; respect for the views of others and not rigid in approach to problems; a reasoned and balanced commitment to the social responsibilities of the company; an interest and availability of time to be involved with the company and its employees over a sustained period; stature to represent the company before the public, stockholders and the other various individuals and groups that affect the company; the willingness to objectively appraise management performance in the interest of the stockholders; an open mind on all policy issues and areas of activity affecting overall interests of the company and its stockholders; and involvement only in other activities or interests that do not create a conflict with the director's responsibilities to the company and its stockholders.

      -- Each Committee of Texaco's Board annually assesses its performance to confirm that it is meeting its responsibilities under its charter. Some of the items which Board committees consider in their self-evaluation are: the appropriateness of the scope of its charter; appropriateness of matters presented for information and for approval; sufficiency of time for consideration of agenda items; frequency of meetings; length of meetings; quality and length of written materials; and quality of oral presentations.

Committees

     Texaco's Board is organized so that a significant portion of its business is conducted through its committees. The composition and function of each committee of the Board is as follows:

     The Committee of Non-Management Directors, of which Mr. Murphy is
Chairman, was established in 1949. Among other responsibilities, the Chairman leads the personal performance appraisals of the Chief Executive Officer and also serves as a contact point on Board issues. This committee is composed of all of the non-employee directors and is responsible for interpreting and administering company incentive plans and reviewing the Compensation Committee's recommendations for awards made under these plans, the handling of compensation for employee directors, and the company's organization, personnel development, and key management replacement programs with special focus on Chief Executive succession. This committee held three meetings in 1995 and provides a forum for the non-management directors to privately discuss the performance of management.

      The Public Responsibility Committee met three times in 1995. The members are Dr. Brademas (Chairman), Mr. Hawley, Dr. Jenifer, Mrs. Smith and Mr. Steere. The committee reviews and makes recommendations regarding the policies and procedures affecting the company's role as a responsible corporate citizen, including those related to equal employment opportunity, health, environmental and safety matters, the company's relationship with its several constituencies and the company's philanthropic programs.

     The Audit Committee, which was established in 1939, 38 years before the New York Stock Exchange imposed this requirement on listed companies, has been composed of non-management directors since its formation. It held two meetings in 1995. Its members are Mr. Vanderslice (Chairman), Mr. Murphy, Mrs. Smith, and Drs. Brademas and Jenifer. Depending on the nature of the matters under review, the outside auditors, and such officers and other employees as necessary, attend all or part of the meetings of the committee. The committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters deemed appropriate. The committee also reviews the performance by Arthur Andersen LLP in their audit of the company's financial statements and evaluates their independence and professional competence. It reserves time at each meeting to meet separately with outside auditors to discuss issues of importance, including the sufficiency of management cooperation.

      The Compensation Committee, which met three times in 1995, is composed of Messrs. Beck (Chairman), Butcher, Carpenter, Price and Vanderslice. This committee has the responsibility of reviewing the company's compensation structure. To this end, along with other studies including the use of outside consultants, the committee surveys and reviews compensation practices in industry to make certain that the company remains competitive and able to recruit and retain highly qualified personnel, and that the company's compensation structure incorporates programs which reflect financial performance, motivate performance which will best serve the stockholders' interest and are in full compliance with Texaco's "Vision and Values." The committee establishes the criteria for bonus and other executive compensation packages.

      The Finance Committee consists of Messrs. DeCrane (Chairman), Beck, Bijur, Butcher, Carpenter, Price and Wrigley. It met three times in 1995. The committee reviews and makes recommendations to the Board concerning the company's financial strategies, policies and structure including: the current and projected financial position and capital structure; the obtaining of funds necessary for general operation; the guaranty of financial obligations of third parties; cash management activities, such as investment guidelines, short-term borrowing programs, the investment portfolio and cash mobilization systems; exposure to fluctuation in foreign currency exchange rates and interest rates; and changes in dividend policy.

      The Committee on Directors and Board Governance, consisting of Messrs. Butcher (Chairman), Beck, Murphy, Vanderslice and Wrigley, met four times in 1995. This committee maintains oversight of Board operation and effectiveness, reviews the size and composition of the Board, reviews qualifications of possible candidates for Board membership and recommends candidates to the Board as nominees for election as directors. Candidates are selected on the basis of the contributions such individuals can make in providing advice and guidance to the Board and management. The Board is committed to a membership composed of outstanding persons irrespective of gender or race. The criteria for director candidates detailed above, which were developed in consultation with individual and institutional holders and published by the company to its stockholders, continue to be the guidelines for the committee. The Committee on Directors and Board Governance also will consider proposals for nomination from stockholders of record which are made in writing to the Secretary, are timely, contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The requirements for making nominations are set forth in the company's by-laws.

      The Pension Committee met three times in 1995. The members are Messrs. Wrigley (Chairman), Murphy, Price and Steere. The committee approves investment policy and guidelines, reviews investment performance, and appoints and retains Trustees, insurance carriers and investment managers for funds allocated to the company's retirement plans.

      The Board of Directors also has an Executive Committee, which may exercise all of the powers of the Board in the management and direction of the business and affairs of the company, except those which by statute are reserved to the Board of Directors. This committee, consisting of Messrs. DeCrane (Chairman), Bijur, Butcher, Carpenter, Krowe, Murphy and Vanderslice, and Mrs. Smith, met once in 1995.

      The Board of Directors held twelve meetings in 1995. Normally, one of the meetings each year is held as part of a visit to a company facility to review operations and meet field personnel. Overall attendance by directors at meetings of the Board and its committees on which the directors served exceeded 95%.

Compensation

      Employee directors receive no compensation for service on the Board or its committees. Non-employee directors receive an annual retainer of $30,000, and $1,250 for each Board and committee meeting attended, as well as an annual fee awarded in restricted stock-equivalent units. Committee Chairmen receive annual retainers of $7,000. One half of the annual retainers are paid in Texaco Common Stock or restricted stock-equivalent units. Directors may elect to receive all or any part of the remaining retainers and fees in Texaco Common Stock and to defer payment of fees, in cash, in Common Stock or in restricted stock-equivalent units.

      A retirement plan for directors was terminated effective October 31, 1995, and no further benefits will accrue under the plan after that date. Benefits that accrued before the plan was terminated have vested and will be paid in accordance with the terms of the plan.

      Effective November 1, 1995, non-employee directors' compensation includes an annual fee of 450 restricted stock-equivalent units, each unit having a value equal to a share of Common Stock. These units have significant vesting and transferability restrictions. A partial annual fee of 225 units was awarded for the period from November 1, 1995 to the date of the 1996 Annual Meeting. This fee in restricted stock-equivalent units is intended to confirm the mutuality of interest among all stockholders, including the directors, and maintain director compensation at competitive levels which may be adjusted as appropriate. In general, the restricted stock-equivalent units vest only if the director serves at least five years on the Board, with payment at the later of the director's retirement from the Board or the director's sixty-fifth birthday, unless the director elects to further defer payment. The units may vest sooner under certain circumstances, such as the director's death or disability or in a "change in control" of the company. If a non-employee director retires from the Board before the units vest, any units which have not then vested are cancelled, and if a retired director engages in conduct which is adverse to the interests of the company before the units are paid, any units which have not then been paid are cancelled. Prior to payment, directors are prohibited from transferring the restricted units. Directors will either receive or may elect to defer dividend equivalents paid on the restricted units. Restricted units have no voting rights.

     Directors may participate in a group personal liability and property damage insurance program administered and partially funded by the company.

      As part of its corporate-wide effort to encourage charitable giving, the company has established a directors' gift program. Institutions that are qualified recipients of matching gifts under the Texaco Foundation gift program, generally available to employees and retirees of the company, are the only institutions that may qualify as recipients of gifts under the directors' program. Upon the death of a director, the company will donate up to a total of one million dollars to one or more qualifying charitable organizations designated by the director. The directors' program is funded entirely by insurance policies on the life of each director. The company owns the policies, pays the premiums for such insurance ($669,862 for 1995) and is entitled to all tax deductions resulting from such contributions to charitable organizations. Individual directors derive no financial benefit from this program.

Voting Securities

      Excluding 10,178,946 shares of the company's Common Stock held in the company's treasury, there were outstanding, at March 15, 1996, the following series of voting securities: 264,114,471 shares of Common Stock, 741,822.21 shares of Series B ESOP Convertible Preferred Stock and 59,709.02 shares of Series F ESOP Convertible Preferred Stock. Each outstanding share of Common Stock is entitled to one vote, each outstanding share of Series B Preferred Stock is entitled to 12.9 votes and each outstanding share of Series F Preferred Stock is entitled to ten votes on all matters properly brought before the meeting. All the shares of the Series B and Series F Preferred Stock are voted by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02104-1389, the independent Trustee of the company's Employee Stock Ownership Plans. State Street Bank and Trust Company filed a Schedule 13G disclosing that, as of December 31, 1995, it had voting and dispositive power over 14,045,351 shares, or approximately 5.1% of the company's outstanding voting securities, as Trustee of the foregoing plans (as well as various collective investment funds and personal trust accounts). Under the terms of these plans, State Street Bank and Trust Company is required to vote shares attributable to any participant in accordance with confidential instructions received from the participant and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which instructions were received.

      The company has established a grantor trust and contributed to such trust 4,000,000 shares of Common Stock to be held as a reserve for the discharge of the company's obligations under certain nonqualified deferred compensation plans and arrangements. These shares are voted by the Trustee in accordance with written instructions received from the beneficiaries of the trust. Shares for which no instructions are received are voted in the same ratio as the shares with respect to which instructions are received.

Other Relationships

      Payments of $3,241,495 for advertising were made to broadcasting entities and publications owned by Capital Cities/ABC, Inc., of which Mr.
Murphy was Chairman and Chief Executive Officer.

      These transactions were effected in the ordinary course of business on terms at least as favorable to the company as those obtainable in similar transactions with unaffiliated parties.

Security Ownership of Directors and
Management

      The table below sets forth, as of January 1, 1996, information with respect to the company's voting securities and non-voting stock-equivalent restricted units beneficially owned by directors, executive officers included in the "Summary Compensation Table" on page 23 and all directors and executive officers of the company as a group. The total beneficial ownership of voting securities of all directors and executive officers as a group represents less than 1% of each class of shares outstanding.

                                             Number of Shares or Units
                                             -------------------------
                                                               Stock-Equivalent
                                                    Series B     Restricted
      Names of Beneficial Owners    Common Stock    Preferred      Units
      --------------------------    ------------    ---------      -----
Robert A. Beck                         4,672             --          227
Peter I. Bijur                        32,657            157           --
C. Robert Black                       31,258            153           --
John Brademas                          1,349             --          227
Willard C. Butcher                     2,001(1)          --          227
Edmund M. Carpenter                      352             --        1,447
Alfred C. DeCrane, Jr.               160,752            370           --
James L. Dunlap                       49,329            159           --
Michael C. Hawley                        200             --          311
Franklyn G. Jenifer                      100             --          740
Allen J. Krowe                        61,475            286           --
Thomas S. Murphy                      19,924             --          227
Charles H. Price, II                   1,711(2)          --        2,488
Robin B. Smith                           300             --        1,095
William C. Steere, Jr.                   700             --        2,866
Thomas A. Vanderslice                 10,941             --        5,379
William Wrigley                       29,606(3)          --          227
Directors and Executive
  Officers as a group                712,407          3,167       15,461

(1) Does not include 21 shares held by Mr. Butcher's wife as custodian for their minor son, as to which Mr. Butcher disclaims beneficial interest.
(2) During the preparation of Form 5 filings with respect to directors' and executive officers' stockholdings at year end 1995, it was discovered that 500 shares of Common Stock held in Mr. Price's IRA Trust Account and 500 shares held in the Charles H. and Carol Price Foundation, both included herein, had not been reported previously.
(3) Does not include 124,796 shares owned of record by the Wm. Wrigley Jr. Company Foundation, of which Mr. Wrigley is Chairman of the Board and among the officers authorized to vote the shares held by the Foundation, or 1,000 shares held in a trust, of which Mr. Wrigley is the trustee with sole voting and investment power, for the benefit of his son. Mr. Wrigley disclaims any beneficial interest in such shares.

Item 1-Election of Directors

      The Board is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

      In accordance with the company's Restated Certificate of Incorporation and by-laws, the Board of Directors by resolution fixed the total number of directors at 15.

      The Board has designated six persons as nominees for election as directors at the Annual Meeting. Messrs. Hawley, Krowe, Steere and Wrigley and Mrs. Smith are standing for three-year terms expiring in 1999. In order to balance the size of the three classes, Mr. Bijur has been designated a nominee for a two-year term expiring in 1998. It is the policy of the Board that officers who serve as Directors of the company retire from the Board on the date they retire as employees. Mr. Krowe's normal retirement date as an employee is July 1, 1997, and he is scheduled to retire from the Board on that date, prior to the expiration of his three-year term. Upon his retirement the Board could reduce the number of members or nominate another candidate. All of the nominees are currently directors and, except for Mr. Hawley and Mr. Bijur, were previously elected by the stockholders.

      The company has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy, or the size of the Board may be reduced.

      Following is certain biographical information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                     NOMINEES FOR THREE-YEAR TERM EXPIRING
                           AT THE 1999 ANNUAL MEETING







               Michael C. Hawley, 58, President and Chief Operating Officer and
               Director of The Gillette Company since April 1995, was elected a director on July 28, 1995. After joining Gillette in 1961, he held management positions of increasing responsibility in a
   [PICTURE]   variety of countries and returned to Boston in 1985 when he was appointed Vice President, Operations Services, and elected a corporate Vice President. In 1989 he was elected President of Oral-B Laboratories, a Gillette subsidiary, and in 1993 was elected Executive Vice President, International Group. He is also a director of John Hancock Mutual Life Insurance Co.

               Allen J. Krowe, 63, Vice Chairman of the Board of Texaco
               Inc., has been a director since 1993. He joined Texaco in 1988 as
               Senior Vice President and Chief Financial Officer after having
   [PICTURE]   served as Executive Vice President and a director of IBM
               Corporation. Mr. Krowe is a director of PPG Industries, Inc., IBJ
               Schroder Bank & Trust Company and the University of Maryland
               Foundation.

               Robin B. Smith, 56, President of Publishers Clearing House
               since 1981 and also Chief Executive Officer since 1988, was elected a director in 1992. Prior to joining Publishers Clearing
               House, Mrs. Smith concluded her sixteen year career with
   [PICTURE]   Doubleday & Co., Inc. as President and General Manager of its
               Dell Publishing subsidiary. She is a director of Springs
               Industries, Inc., BellSouth Corporation, Omnicom Group, Inc. and several Prudential mutual funds, and is a member of the Visiting
               Committee of the Harvard Board of Overseers to the Harvard
               Business School.

               William C. Steere, Jr., 59, Chairman and Chief Executive
               Officer of Pfizer, Inc., was elected a director in 1992. Mr.
               Steere began his career with Pfizer, a diversified health care company with global operations, and attained the positions of
   [PICTURE]   President of Pfizer Pharmaceutical Group and President and Chief
               Executive Officer before elevation to his present position in 1992. He is a director of the Federal Reserve Bank of New York, the New York Botanical Garden, Minerals Technologies, Inc.,
               WNET-Thirteen, the Business Council, the Business Roundtable and the New York University Medical Center. He is also past chairman of the Board of Directors of the Pharmaceutical Manufacturers
               Association.

               William Wrigley, 63, President, Chief Executive Officer and
               a director of Wm. Wrigley Jr. Company, has been a director since
               1974. He is Chairman of the Board, Chairman of the Executive
               Committee and a director of Santa Catalina Island Company, and a
   [PICTURE]   director of American Home Products Corporation, Wrigley Memorial
               Garden Foundation and Grocery Manufacturers of America, Inc. He also serves as a Trustee of the University of Southern California and is a Benefactor and Life Member of the Santa Catalina Island
               Conservancy.

                      NOMINEE FOR A TWO-YEAR TERM EXPIRING
                           AT THE 1998 ANNUAL MEETING

               Peter I. Bijur, 53, Vice Chairman of the Board of Texaco
               Inc., was elected a director on January 29, 1996 and will succeed
               Mr. DeCrane as Chairman and Chief Executive Officer upon Mr.
               DeCrane's retirement this July. He joined the company in 1966 and was elected a Vice President in 1983. In 1991 he was appointed
   [PICTURE]   President of Texaco Europe. He was elected a Senior Vice
               President of Texaco Inc. in 1992. He is a Trustee of Middlebury
               College and is a member of the INROADS, Inc. National Honorary
               Board of Directors. He also is a Fellow both of the Institute of Petroleum and of the Royal Society of Arts in London.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                            THE 1998 ANNUAL MEETING

               John Brademas, 69, President Emeritus of New York
               University, became a director in 1989. He served eleven terms in
               Congress as a Representative from Indiana, the last two as
               Majority Whip. He is a graduate of Harvard and Oxford
               Universities, where he was a Rhodes Scholar. He is a director of
   [PICTURE]   Loews Corporation, Scholastic, Inc. and NYNEX Corporation,
               Chairman of the President's Committee on the Arts and Humanities, and is active in numerous academic and philanthropic organizations.

               Alfred C. DeCrane, Jr., 64, Chairman of the Board and Chief
               Executive Officer of Texaco Inc., has had 37 years of service with the company and has been a director since 1977. Mr. DeCrane assumed the position of Chief Executive Officer in 1993 and has served as Chairman of the Board since January 1, 1987. Prior to
   [PICTURE]   that he had been President since March 1, 1983. He is a Trustee of the Committee for Economic Development and The Conference
               Board, a director of CIGNA Corporation, CPC International Inc.,
               Dean Witter, Discover & Co., the American Petroleum Institute, and a member of the Board of Trustees of the University of Notre
               Dame.

               Thomas S. Murphy, 70, former Chairman of the Board and Chief
               Executive Officer of Capital Cities/ABC, Inc., has been a
               director since 1977. He is Chairman of the New York University
   [PICTURE]   Medical Center Board of Trustees, a member of the Board of
               Overseers of Harvard College and a director of Johnson & Johnson and Walt Disney Co.

               Charles H. Price, II, 65, Chairman, Mercantile Bank of
               Kansas City and former United States Ambassador to the United
               Kingdom (1983-1989) and Belgium (1981-1983), became a director in
               1989. He is a director of the Mercantile Bancorporation, Inc.,
   [PICTURE]   360 Degrees Communications Co., The New York Times Company,
               Hanson PLC and U.S. Industries, Inc. Prior to service as a
               United States Ambassador, he had been Chairman of the Board of the Price Candy Company, American Bancorporation and American
               Bank and Trust Company.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                            THE 1997 ANNUAL MEETING

               Robert A. Beck, 70, Chairman Emeritus since 1987 and former
               Chairman of the Board and Chief Executive Officer of The
               Prudential Insurance Company of America, has been a director
   [PICTURE]   Since 1984. He Joined Prudential in 1951, was elected President in 1974 and Chairman and Chief Executive Officer in 1978. He is a director of Xerox Corporation and The Boeing Company, and is a Trustee of Syracuse University.

               Willard C. Butcher, 69, former Chairman and Chief Executive
               Officer of the Chase Manhattan Bank, N.A. has been a director since 1981. He is a director of ASARCO, Incorporated,
               International Paper Co., M.I.M. Holdings, Ltd. (Australia), and
               Olympia & York Companies (U.S.A.). He is a member of The Business
               Council, the International Advisory Board for Banca Nazionale del
   [PICTURE]   Lavoro, and vice chairman of the International Advisory Committee for the Chase Manhattan Bank, and vice chairman of Lincoln Center for the Performing Arts, Inc. He is a Trustee emeritus of the American Enterprise Institute for Public Policy Research and a fellow emeritus of Brown University and a Trustee of Business
               Committee for the Arts, Inc.

               Edmund M. Carpenter, 54, former Chairman and Chief Executive
               Officer of General Signal Corporation from 1988 to 1995, was elected a director in 1991. Prior to serving with General Signal,
   [PICTURE]   Mr. Carpenter was President, Chief Operating Officer and a
               director of ITT Corporation. He is a director of Campbell Soup
               Company and Dana Corporation.

               Franklyn G. Jenifer, 56, President of the University of
               Texas at Dallas, has been a Director since 1993. Following an academic career as a professor of biology, Dr. Jenifer was
               President of Howard University from 1990 to 1994. Prior to that he was Chancellor of the Massachusetts Board of Regents of Higher
               Education, and from 1979 to 1986, Vice Chancellor of the New
               Jersey Department of Higher Education. He is Immediate Past Chair
               of the American Council on Education and serves on the Board of
               Visitors of the John F. Kennedy School of Government of Harvard
   [PICTURE]   University, the Corporation of Woods Hole Oceanographic
               Institution, the National Foundation for Biomedical Research, the
               Board of Trustees of Universities Research Association, Inc., the
               Board of Directors of the United Way of Metropolitan Dallas, and the Monitoring Committee for the Louisiana Desegregation
               Settlement Agreement.

               Thomas A. Vanderslice, 64, President, TAV Associates, has
               been a director since 1980. He was formerly Chairman of the
               Board, President and Chief Executive Officer of M/A-COM, Inc.,
               Chairman and Chief Executive Officer of Apollo Computer, Inc.,
   [PICTURE]   President and Chief Operating Officer of GTE Corporation, and an
               officer of General Electric Company. He is a member of the Board of Trustees of Boston College and of the Board of Directors of W.
               R. Grace & Co., the National Academy of Engineering, the American
               Chemical Society, and the American Institute of Physics, and
               Chairman of the Massachusetts High Technology Council.

Item 2-Approval of Auditors

      The  following  resolution   concerning  the  appointment  of  independent
auditors will be offered at the meeting:

      "RESOLVED, that the appointment by the Board of Directors of the company of Arthur Andersen LLP to audit the accounts of the company and its subsidiaries for the fiscal year 1996 is hereby ratified and approved."

      Arthur Andersen LLP has been auditing the accounts of the company and its subsidiaries for many years. In recommending the approval by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

      Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement and to respond to appropriate questions.

Stockholder Proposals

      The company is not responsible for the content of the stockholder proposals contained in Items 3, 4 and 5 which are printed as they were submitted. The names, addresses and shareholdings of the proponents may be obtained upon oral or written request to the Secretary of the company.

Item 3-Stockholder Proposal Relating to
Corporate Conduct Guidelines

WHEREAS: Texaco's Corporate Conduct Guidelines function as the company's statement of policy governing business internationally. In it, Texaco states our company:

     - cooperates with federal, state and local governments in analyzing emerging environmental issues, finding solutions to environmental problems and developing cost-effective, scientifically based environmental standards.

     -    promotes employee safety and health, both on and off the job.

     - demonstrates commitment to environment, health and safety matters by scheduling auditing/compliance assurance visits developed annually.

     -    believes a work  environment  which reflects   diversity   and
          is   free   of  all   forms   of discrimination, intimidation and
          harassment is essential for a productive and efficient work force.

     - respects each employee's right to engage in or refrain from engaging in activities associated with representation by a labor organization.

     We commend Texaco for creating such forward looking guidelines. However, we believe these guidelines fall short in vitally important areas and that, in fact, Texaco's international conduct, at times, is in direct conflict with the company's own guidelines.

     For example, take the case of Texaco's expanding involvement in the police state of Burma, one of the world's most repressive countries, as confirmed by Amnesty International and the U.S. State Department. Human rights monitors agree the July, 1995 release of Burma leader, Aung San Suu Kyi, has not lessened human rights violations against her or against the Burmese people. Many human rights groups believe Texaco's controversial connection with the illegitimate military junta in fact hurts our reputation more than it builds respect in the world community. Furthermore, a clear case can be made that Texaco's Burma involvement strengthens the repressive military government through the payment of tens of millions of dollars as payment for exploration rights, goods and services now and in the future. We believe Texaco also provides legitimacy to an ostracized government by investing there and portrays the country in a positive light which helps counter growing international criticism.

      But Burma is only one example. Texaco also does business in other countries with controversial human rights records: Indonesia, China and Thailand.

      Thus, we believe that Texaco's principles need significant expansion. Entirely absent from the present guidelines, for example, are clear human rights criteria. For example, Levi Strauss, in its Guidelines for Country Selection, states, "We should not initiate or renew contractual relationships in countries where there are pervasive violations of human rights."

               RESOLVED: The shareholders request the Board of Directors to review and update the Texaco Corporate Conduct Guidelines and report their revisions to shareholders and employees by September 1996. In its review, the Board shall include a section with guidelines on maintaining investments in or withdrawing from countries where there is a pattern of on-going and systematic violation of human rights, where a government is illegitimate or where there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions against their country.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Many of the concerns noted by the proponents are addressed in the company's Corporate Conduct Guidelines, along with our Guiding Principles and Objectives. In these, we have set the standards we have followed for decades and still follow today in doing business worldwide, that is "to adhere to the highest ethical standards in the conduct of our business."

      The additional standards, suggested by the proponents, for determining whether business should be conducted in a particular country would put the company in the business of making political decisions. We are being asked to determine and investigate whether there is "a systematic violation of human rights" and decide whether "a government is illegitimate." We believe these are decisions to be made by governmental authorities and quasi-governmental units, not individual persons or companies. Consistent with our Guidelines, in those instances where the United States government has, for human rights or other reasons, mandated that U.S. companies refrain from commerce with or in various countries, the company has scrupulously complied - oftentimes at a significant exposure or loss of property and earnings.

      But, we do not believe the company should be required to terminate operations in a particular locale or country because a self-designated human rights advocate calls for sanctions against a particular country. The imprudence of this position is evidenced by circumstances such as:

      - Some reputable groups such as the Association of South East Asian Nations have recognized the State Law and Order

Restoration Council (SLORC) in Myanmar as the legitimate government there. Other groups condemn SLORC. Myanmar maintains diplomatic relations with the United States and is a full member of the United Nations.

      - Some groups allege that the United States systematically violates human rights by imposing the death penalty. Clearly, it is not intended that the company be barred from doing business in the United States.

      - Member countries of the United Nations in a number of well publicized circumstances have been unable to agree upon a standard to apply in assessing whether violations of human rights are occurring and the level of action which should be taken if such violations are found.

      The company does not believe that it is appropriate for it to define a specific set of "rights" which must be adhered to politically, administratively and culturally by a country, that it would apply before entry into any particular country. The company strives to ensure that its conduct throughout the world is in full compliance with the high standards set forth in its Corporate Conduct Guidelines, and believes that this can and is being done in ways more practicable than any effort to delineate specific rights which must exist in every society, political situation, or cultural circumstance before the company will become active there.

      Importantly, the very nature of our investments in exploration and development, gasification and power generation, refining and licensing can have a lasting, positive impact through exchange of cultural, economic and technological information, exposure to other social practices and values and access to world markets. In addition to plants and technology, Texaco also invests in people by providing tangible benefits through competitive wages, advanced training and other personnel support and advancement programs.

      Texaco's investment policy is, of course, aimed primarily at enhancing the competitive position and value of the company for its shareholders. In doing so, the company remains committed to enhancing the welfare of those in the nations in which it operates by adhering to its policy of respect for human dignity.

      Over 94% of the company's stockholders agreed with this approach when the same proposal was put before them last year.

      Therefore, the Board of Directors recommends a vote AGAINST this proposal.

Item 4-Stockholder Proposal Relating
to Burma

      WHEREAS the illegitimate government of Burma (Myanmar), which calls itself the State Law and Order Restoration Council (SLORC), brutally suppresses the Burmese people's movement toward democracy and has massacred or imprisoned thousands of human rights demonstrators.

      WHEREAS in July, 1995, SLORC released from six years of house arrest Aung San Suu Kyi, whose party, the National League for Democracy, won a landslide victory in 1990 elections. SLORC still refuses to permit the elected Parliament to meet. Further, human rights monitors agree Aung San Suu Kyi's release has not lessened human rights violations against her or against the Burmese people. Reports by human rights observers and organizations regularly report forced relocations of villagers, forced labor, political prisoners estimated at 1,000, and other human rights violations.

      WHEREAS SLORC gains political legitimacy and maintains financial solvency,
in part, through partnerships with foreign oil companies. When Texaco explorations are successful, SLORC will be paid significant amounts of money and may exercise its option to own 15 percent of the production. SLORC will be a corporate partner in this operation with Texaco.

      WHEREAS Texaco will not state publicly that internationally recognized standards of human rights are being violated in Burma and publicly urge that political prisoners be released and political power transferred to the democratically elected government of Burma.

      RESOLVED the shareholders request the Board of Directors to adopt as policy: Texaco shall terminate operations in Burma until political prisoners are released and political power transferred to the democratically elected government of Burma (Myanmar).

Statement of Support

      Representatives of the religious shareholders, filers of this resolution, met with management to raise human rights concerns about our company's operations in Burma. While we understand that Texaco cannot simply move its operations to another location as other companies have done, nonetheless, we believe it must not do business with a government that flagrantly violates common standards of human dignity without at least protesting that injustice. Indeed, the SLORC justifies its forced labor by cleverly manipulating statements about Asian cultures and merit gained, according to the tenets of the Buddhist religion, by laboring "voluntarily."

      Texaco and other corporations claim political neutrality in Burma. At the same time Texaco is striving mightily to distance itself and its operations from Burma's military regime and its policies. However, doing business within a repressive regime is inherently political, and SLORC is such a regime. We believe the facts associated with Burma and the release of Aung San Suu Kyi call for a dramatic public statement of support for an end to human rights violations against Burmese students, daily laborers, ethnic minorities, peasants, refugees in camps along both sides of the borders.

      If you are concerned about Texaco's presence in Burma, please vote "yes" for this resolution.

The Board of Directors recommends
a vote AGAINST this proposal for the following reasons:

      Texaco's business is exploring for and developing hydrocarbon reserves where they can be found to exist in the world and providing quality petroleum products and related services to the world's people. In the pursuit of this business, we operate in more than 140 countries and encounter a variety of political climates. Unlike many other industries that often can choose sites for their operations, the oil industry must go where hydrocarbon deposits lie or are expected to lie. Texaco believes that potentially significant natural gas reserves lie off the coast of Myanmar.

      We are aware of the charges directed from a number of sources and toward the present Myanmar government concerning human rights abuses. We abhor violations of basic human rights where they occur. We have reviewed our policies and guidelines, which require that Texaco apply high ethical and moral standards in everything we do, with officials at the highest levels of the Myanmar government, and we have been assured by them that our proposed activities there can be carried out consistent with our guidelines.

      In those instances where the United States government has, for human rights or other reasons, mandated that U.S. companies refrain from commerce with or in various countries, the company has scrupulously complied with these directives - oftentimes at a significant exposure or loss of property and earnings - and would do so in Myanmar should the U.S. government take such action.

      In addition, should we elect to move forward with our development plans in Myanmar, we fully intend to back up our words with actions that clearly demonstrate Texaco's high level of respect for the individual. We believe that our presence there could help build economic conditions that encourage human rights advancement through the creation of jobs, the transfer of technology and the establishment of essential social services. We believe we would also provide a positive influence there by respecting the rights of individuals and by conducting our operations under the same high ethical standards that we employ throughout the world.

      If we were to leave Myanmar, prior experience indicates that other international petroleum companies, including quite possibly our current partners, would simply assume our role. And there is no guarantee that these companies would represent as positive a force for economic and social change or uphold the same high ethical standards in business that Texaco traditionally practices. We believe that constructive engagement, which is advocated by the Association of Southeast Asian Nations and nearly all its Western partners, will encourage Myanmar to further open its economy and establish links with regional and international economies. We also believe a number of positive and responsive steps have been taken in the country as a result of its opening itself to international commercial activity.

      In the final analysis, we have no disagreement with the general objectives of the proponents. We do, however, have a different outlook on how to effect change in what is reported to be happening in some areas. We believe U.S. companies such as Texaco can support the people of Myanmar by staying there and working with them to build their economy and, over time, their society.

      Therefore, the Board of Directors recommends a vote AGAINST this proposal.

Item 5-Stockholder Proposal Relating to a Shareholder's Advisory Committee

      RESOLVED, that the Company shall be requested to establish a Shareholder's Advisory Committee. The Committee will provide non-binding recommendations to the Board of Directors pertaining to Shareholders' interests on policy matters relevant to the Company and its business, such as major acquisitions, restructurings, executive compensation, ethical issues, mergers and other significant matters on which the Board is to consult with the Committee. The Board shall insure the effective operation of this Committee and will give consideration to its recommendations. This resolution shall in no way limit or otherwise restrict the ability of the Board to take any action it deems in the Company's best interest.

      Members of the Committee shall serve without compensation, except for the reimbursement of reasonable expenses. The Committee will have a minimum of fifteen (15) members and the Board shall develop procedures for the selection of members willing to serve, provided that the following apply:

  1. Members will be the beneficial owner of at least 500 shares of the Company's voting stock for the entire period of membership.

  2. At least
     seven (7) members shall be selected from the 1,000 largest beneficial owners of the Company's voting shares.

  3. Members will have no present affiliation with the Company, other than as a Shareholder.

  4. The term of each member shall be for two (2) years and in no instance can a member serve more than two (2) consecutive terms.

Supporting Statement

      Although it may be argued that procedures are in place to communicate with Shareholders, many view management's periodic overviews as insufficient. The proposed committees personnel composition has the potential to make a significant contribution and will be neither costly to maintain or bureaucratic. As an advisory group, the Committee by definition cannot impede the decision-making process and it's quality will be such that confidentiality will be maintained. The Committee would also assist in assuring that ethical standards are enforced and applied to all employees, regardless of position, in a uniform and fair manner.

      The formation of the Committee will act as a valuable resource and will benefit the company by strengthening confidence between Shareholders and Board representatives.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      As more fully described on pages 2 through 5 of this Proxy Statement, Texaco's Board, as a whole and through its Committees, already performs the functions described in the proposal. Among its many functions, the Board reviews and approves the company's strategies and plans; it oversees the company's financial and competitive positions; it reviews operations and activities that pose risk to the company; and it reviews the company's adherence to its vision and values.

      The Board's legal and fiduciary obligations include gathering all the information it deems necessary, from whatever sources, including the officers and managers of the company, outside experts, and others in order to make decisions that are in the best interest of the company and its stockholders. Although this proposal is couched in language implying it is "advisory" and cannot impede the Board's decision making or restrict the Board's ability to act in the stockholders' best interest, it provides that on stated issues the Board "is to consult with the committee" and "give consideration to its recommendations." Thus the proposal would make mandatory that before taking action the Board call together this committee, wait while the committee gathers its consultants or advisors, and not act before it has had the opportunity to consider the committee's recommendations.

      Accordingly, the proposal would impair the company's ability to quickly take advantage of business opportunities. The requirement that the Board consult with the committee on an open-ended list of matters, along with the logistical complexity of consulting with a 15-member body, would certainly slow the Board's ability to act, thus impeding its ability to manage the business and affairs of the company for the benefit of all stockholders. For example, the delay inherent in noticing and convening the Advisory Committee, and in waiting for its advice, may be fatal to a proposed transaction, such as an acquisition or new business opportunity. Furthermore, the other party to the transaction may, for legitimate business reasons, object to confidential information involving the transaction being spread beyond directors and officers of the corporation. Nevertheless, if the Proposal were in place, the hands of the directors would be tied; they would be required to seek committee input, even if doing so would interfere with an action the Board considered to be in the best interest of the company.

      Nor would the addition of this committee be without cost. The proposal requires the company to pay the committee members' expenses, including personal travel, out of the corporate treasury and to pay for the committee to obtain separate expert advice from lawyers, investment bankers, compensation consultants and others, even if the board has already paid for such advice. This doubling up of expenses will serve no function.

      The company's dedication to maintaining open channels for the exchange of views with all stockholders is a hallmark of the company. The proposal would effect a fundamental change in that communication process - one that could lead to communication with a more limited group of stockholders - and would unfairly favor the 7% of the company's stockholders owning 500 or more shares over the remaining 93% of its stockholders who would be denied access to participate on the committee. Large stockholders should not be treated preferentially over small stockholders.

      The Board believes that the creation of a shareholder's committee would provide no benefit to the company or to its stockholders. Instead, the committee would only add an unnecessary, time consuming and expensive layer of bureaucracy.

      Therefore, the Board of Directors recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION


Compensation Committee Report

      The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the company's officers and senior personnel.

      In 1988 the Committee commissioned an independent outside consulting firm to undertake a comprehensive review of Texaco's total executive compensation program. Management had advised the Committee of its desire to have the compensation package more directly tied to corporate performance, including earnings, return on stockholders' equity, return on capital employed and total stockholder return. This compensation review, and the compensation program which resulted from it, were designed to produce a performance- oriented result and have, in fact, done so.

      As part of the compensation program, each year the company and the Committee test Texaco's performance since its restructuring (one of the earliest in industry) against the results of its competitors. That comparison is reflected in the graphs on page 26.

      The company's management pay structure and award opportunities are targeted to be competitive in the mid-range with a mixed group of twenty oil and non-oil companies (the "Comparable Companies"). The Comparable Companies were selected based on size, complexity and operational challenge in relation to Texaco. All of the Comparable Companies, except for the U.S. subsidiary of one foreign based oil company, are included in the S&P 500 Index, and four of these companies are also included in the S&P 500 Integrated International Oil Index, both of which are used in the comparison graphs on page 26.

      The compensation program is composed of three elements: salary at a competitive level to attract and retain the highest caliber of employees; performance bonus; and long- term stock-based incentives. The bonus is performance-based, and the long-term awards are tied to stock price performance and total stockholder return. This mix of compensation elements places more of total compensation at risk and emphasizes performance. Both the bonus and stock elements of the plan were presented to and approved by stockholders in 1989, and the stock-based incentives were approved by the stockholders again in 1993.

      As a person's level of responsibility in the company increases, a greater portion of potential total compensation opportunity is shifted from salary to performance incentives and to greater reliance on the value of the company's Common Stock through stock-based awards. This increasingly aligns the long-term interests of these managers with the interests of stockholders. The total of salary and bonus is intended to provide cash compensation which is to be competitive in a mid-range when performance meets goals.

      The overall salary range structure including midpoints and progression between grade levels is maintained at a mid-range competitive level to attract and retain the highest caliber of employees. Individual salary rates are based on the salary range for the position as well as the length of service in grade and the quality of performance in that position.

      The performance-based bonus program is funded only to the extent earnings generate sufficient funds to establish an Incentive Bonus Reserve. The annual reserve is an amount equal to not more than 1% of the consolidated net income of the company up to a 6% return on the company's equity, plus 3% of the consolidated net income of the company in excess of a 6% return on the company's equity. The unawarded portion of the calculated reserve may be used in future years at the discretion of the Committee.

      Competitive target bonus opportunities are established for each position grade level. The level of each plan participant's bonus is based on achievement for that year of corporate and/or divisional objectives established each year by the Committee which the Committee believes underpin stockholder value and which support the strategic goals of the company. The objectives for corporate officers, including the five individuals listed in the compensation table on page 23, include: change in year-to-year earnings and return on capital employed versus eight companies in the integrated oil industry which are also included in the Comparable Companies; performance versus the annual plan of operating and financial objectives approved each year by the Board of Directors; and performance versus the prior year's results. There is also a subjective element in the bonus formula under which participants are rated with respect to initiative, managerial ability, overall contribution to corporate and/or unit performance, fostering the company's "Vision and Values" and compliance with the Corporate Conduct Guidelines. While performance against financial objectives is a major determinant of incentive-based compensation, the successful Texaco manager must perform effectively in many areas which are not measured specifically by financial results. Performance is also assessed against standards of business conduct reflecting social values and the expectations of the company's key constituencies including its employees and stockholders, the consumers of its products, suppliers and customers, the communities in which it operates and the countries where it does business. Among the corporate values and elements of the Corporate Conduct Guidelines considered are those which promote equal employment opportunity and diversity, safeguarding of the environment and protection of the health and safety of the company's employees. Adherence to these high standards is understood to have direct effect on the company's profitability, and the performance of the company's managers is appraised in this regard.

      The long-term incentive program consists of stock options and performance restricted shares (which vest based on meeting goals targeted to the performance of the company's competitors), emphasizes total return to stockholders, motivates stock ownership by the management by requiring that vested benefits be received in stock and not cash, and encourages retention and continuity of management. While the company has no obligatory levels for equity holdings by management personnel, long-term incentive awards are designed and administered to encourage share ownership and have done so. The Committee reviews the ownership by officers each year. In general, the officers have stock holdings in excess of typical target or mandatory levels where they have been established by some companies in industry. The five officers named in the table on page 23 had on average holdings in Texaco stock of 8 1/2 times salary as of December 31, 1995. The values of the packages of long-term incentive award targets comprised of performance shares and options at each grade level are established by the Committee and are intended to be fully competitive with the programs offered by the Comparable Companies. Generally, the number of options and performance shares awarded to any participant are determined by a competitive position grading and by the level of performance. There is no relationship to awards in prior years.

      The compensation of the Chief Executive Officer and any other officer/director is established by the Committee and reviewed with and approved by the Committee of Non-Management Directors which consists of all the outside directors and is chaired by Mr. Murphy. The compensation for Mr. DeCrane for 1995 was determined by the Compensation Committee in the same general manner as for other members of the management team. Mr. DeCrane's annual salary rate was increased in 1995. The interval of time between increases was consistent with the general practice applicable to all non-represented employees and the gross annualized amount was within the established guidelines for merit compensation actions throughout the company. Reference was also made to the salary rate of chief executive officers of the Comparable Companies and his salary was at approximately the mid-range of that group. Mr. DeCrane's bonus for 1995 was determined by the performance of the company with respect to the established Incentive Bonus Plan objectives as applied to the target level for his position grade. His bonus and those for the other named executives were less than 58% of the maximum possible had all corporate stretch objectives been exceeded, which they were not, and were some 45% above the prior year. Long-term awards granted were based on the standard established by the Compensation Committee for all members of the management team, as noted above. In establishing the overall compensation for Mr. DeCrane, the Committee compared Texaco's performance with the Comparable Companies and with the specific objectives set and considering a range of performance factors including normalized earnings, return on capital employed, return on average stockholders' equity, total return to stockholders, net income per share, and worldwide reserve replacement without assigning any particular weight to any of these factors. His total compensation reflected his success in: meeting objectives, formulating corporate strategies, and implementing the company's Plan for Growth and the disposition of non-core assets.

      In 1992, the Committee commissioned a second independent study of the company's executive compensation programs by a nationally-known compensation consulting firm different from the one which helped design the program in 1988. In connection with this further review the consultant was asked to answer four specific questions:

     1. Is the overall reward program reasonable, and are the individual pay elements that make up the total program also reasonable?
     2. Are the risk/reward relationships in all of the variable pay elements appropriate and fair?

     3. Are variable pay elements sufficiently responsive to changes in performance, both on the upside and downside?

     4. Is the pay package sufficiently sensitive to stockholder interests and supportive of Texaco's strategic plan?

      The consultant answered: "Our examination of all the executive pay data covering several years for Texaco and its group of peer companies leads us to conclude that with respect to each of the specific questions posed by the Committee, Texaco's overall compensation program is designed and administered to achieve its objectives." The Committee continues to administer the compensation programs to maintain these standards. To this end it receives from outside independent consultants, at least annually, information on compensation and other data at competitor and comparable sized companies.

      On December 20, 1995, the Internal Revenue Service issued final regulations pursuant to Internal Revenue Code section 162(m), which was added to the Code by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to the Chief Executive Officer and the four next most highly compensated executives, as listed in the table on page 23, is $1 million per individual per year, subject to certain specified exceptions. One of these exceptions is compensation which is "performance-based." Texaco's incentive bonus and stock incentive plans are deemed to be performance-based plans. All compensation paid in 1995 is fully deductible.

Conclusion

     The Committee believes that the quality and motivation of all of Texaco's employees, including its managers, make a significant difference in the long-term performance of the company. The Committee also believes that compensation programs which reward performance that meets or exceeds high standards also benefit the stockholders, so long as there is an appropriate downside risk element to compensation when performance falls short of such standards and that the Committee has appropriate flexibility in administering the program to achieve the objectives of the program. The Committee is of the opinion that Texaco's management compensation programs meet these requirements, have contributed to the company's success and are deserving of stockholder support.

/s/ Robert A. Beck                 /s/ Willard C.Butcher
Robert A. Beck                     Willard C. Butcher
   Chairman


/s/ Edmund M. Carpenter            /s/ Charles H. Price, II
Edmund M. Carpenter                Charles H. Price, II

                  /s/ Thomas A. Vanderslice
                  Thomas A. Vanderslice

      The following compensation information is furnished for service performed by the company's Chief Executive Officer and its four other most highly compensated Executive Officers for the three years indicated.




                           SUMMARY COMPENSATION TABLE


                                       Annual Compensation                  Long-Term Compensation
                          ---------------------------------------------     ----------------------
                                                                                    Awards
                                                                            -------------------------
                                                                                           Securities
                                                           Other           Restricted       Underlying      All
Name and Principal                                         Annual           Stock          Options/       Other
Position                  Year    Salary($)   Bonus($)  Compensation($)    Awards($)(1)     SARs(#)  Compensation($)(2)
--------                  ----    ---------   --------  ---------------    ------------     -------  ------------------

A.C. DeCrane, Jr.         1995    977,500     862,764       10,063           777,514        277,615       61,500
  Chairman of             1994    927,500     595,135        9,818           769,107        149,859       57,834
  the Board/CEO           1993    875,000     807,008       12,127           762,976         75,099       55,317

P.I. Bijur                1995    405,333     263,038        3,518           200,330         65,576       27,200
  Vice Chairman           1994    382,500     140,879        3,351           154,063         21,481       25,134
                          1993    355,000     201,984        4,010           159,219         41,353       25,888

A.J. Krowe                1995    672,000     566,403        4,166           453,710        144,021      171,091
  Vice Chairman           1994    633,000     390,705        8,865           534,964         71,068      168,751
                          1993    588,750     528,815        4,031           534,657         86,609      166,096

C.R. Black                1995    390,000     204,232       12,623           162,267         52,163       28,408
   Senior Vice            1994    373,333     140,879       12,294           154,063         26,792       35,150
   President              1993    355,000     192,844       44,411           159,219         29,913       74,478

J.L. Dunlap               1995    425,000     228,699       51,876           200,330         74,914      206,795
   Senior Vice            1994    408,333     173,390       27,889           199,357         37,093       61,665
   President              1993    383,333     216,966        2,055           206,029         36,038       25,817

(1) Messrs. DeCrane, Bijur, Krowe, Black and Dunlap had restricted stockholdings of 94,556; 18,186; 54,467; 19,884; and 15,386 shares, respectively, as of December 31, 1995. The shares had a market value of $7,422,646; $1,427,601; $4,275,660; $1,560,894; and $1,207,801,
     respectively, at December 31, 1995, based on a value of $78.50 per share. These share numbers and values include the awards since the last proxy statement which are reported in the "Restricted Stock Awards" column above. Dividends are paid on the restricted stock at the same time and rate as dividends paid to holders of unrestricted stock.
(2) Matching contributions to the qualified and nonqualified Employees Thrift Plans and moving expenses associated with job reassignment are provided on the same basis for all employees. Mr. Krowe became entitled to Texaco retirement benefits commencing in July 1992, the month after he attained age 60, for the period October 1988 through June 1992, which are no less than he would have been entitled to under his previous employer's retirement plan, reduced by the amount actually received from that previous employer's plan. Included in the amounts shown for Mr. Krowe is $130,771 received pursuant to the aforementioned arrangement in 1995.



                                            OPTION GRANTS IN 1995
                         Individual Grants of Options and Restored Options
----------------------------------------------------------------------------------------------------

                                   Number
                                     of
                                 Securities
                                 Underlying   % of Total      Exercise or                 Grant Date
                                  Options      Options           Base        Expiration     Present
Name                  Date       Granted(#)     Granted        Price($/Sh.)      Date      Value $**
----                  ----       ----------     -------        ------------      ----      ---------

A.C. DeCrane, Jr.    02/24/95    23,960       0.83%           63.8750        02/24/2005      171,554
                     04/26/95    15,490*      0.54%           68.5625        06/28/2001      119,893
                     04/26/95    27,821*      0.97%           68.5625        06/25/2003      215,335
                     06/23/95    82,075       2.85%           66.3125        06/23/2005      541,695
                     07/28/95    28,338*      0.98%           67.3125        06/25/2003      200,066
                     07/28/95    27,420*      0.95%           67.3125        06/24/2004      193,585
                     07/28/95     1,146*      0.04%           67.3125        07/22/2004        8,091
                     11/10/95    14,860*      0.52%           69.2500        06/22/2000      104,763
                     11/10/95    18,620*      0.65%           69.2500        06/26/2002      131,271
                     11/22/95    11,634*      0.40%           71.9375        05/09/1999       86,906
                     11/22/95    14,526*      0.50%           71.9375        06/22/2000      108,509
                     12/26/95    11,725*      0.41%           77.8750        05/09/1999       96,849
P.I.  Bijur          02/24/95     5,000       0.17%           63.8750        02/24/2005       35,800
                     03/15/95     5,874*      0.20%           65.3750        06/26/2002       42,880
                     04/26/95     2,685*      0.09%           68.5625        01/02/2000       20,782
                     04/26/95       447*      0.02%           68.5625        06/22/2000        3,460
                     04/26/95     6,017*      0.21%           68.5625        06/25/2003       46,572
                     06/23/95    21,147       0.73%           66.3125        06/23/2005      139,570
                     06/30/95     5,792*      0.20%           66.5000        06/24/2004       39,212
                     10/26/95     5,811*      0.20%           68.5000        06/25/2003       40,619
                     12/15/95     6,105*      0.21%           79.9375        05/09/1999       53,052
                     12/15/95     3,004*      0.10%           79.9375        06/22/2000       26,105
                     12/15/95       673*      0.02%           79.9375        06/28/2001        5,848
                     12/26/95     3,021*      0.10%           77.8750        06/22/2000       24,953
A.J.  Krowe          02/24/95    16,790       0.58%           63.8750        02/24/2005      120,216
                     04/26/95     4,727*      0.16%           68.5625        06/22/2000       36,587
                     04/26/95    19,496*      0.68%           68.5625        06/25/2003      150,899
                     06/23/95    47,894       1.66%           66.3125        06/23/2005      316,100
                     07/28/95    19,215*      0.67%           67.3125        06/24/2004      135,658
                     10/26/95    19,513*      0.68%           68.5000        06/25/2003      136,396
                     10/26/95       644*      0.02%           68.5000        07/22/2004        4,502
                     11/10/95     8,900*      0.31%           69.2500        06/28/2001       62,745
                     12/26/95     2,919*      0.10%           77.8750        05/09/1999       24,111
                     12/26/95     3,923*      0.14%           77.8750        06/22/2000       32,404
C.R.  Black          02/24/95     5,000       0.17%           63.8750        02/24/2005       35,800
                     04/26/95     3,967*      0.14%           68.5625        06/28/2001       30,705
                     04/26/95     6,017*      0.21%           68.5625        06/25/2003       46,572
                     06/23/95    17,129       0.59%           66.3125        06/23/2005      113,051
                     07/14/95     5,820*      0.20%           66.1875        06/24/2004       38,703
                     10/26/95       876*      0.03%           68.5000        06/22/2000        6,123
                     10/26/95     3,475*      0.12%           68.5000        06/28/2001       24,290
                     10/26/95     5,811*      0.20%           68.5000        06/25/2003       40,619
                     11/03/95     1,273*      0.04%           68.6250        06/22/2000        8,771
                     11/03/95       348*      0.01%           68.6250        06/28/2001        2,398
                     12/26/95     2,159*      0.07%           77.8750        06/22/2000       17,833
                     12/26/95       288*      0.01%           77.8750        06/26/2002        2,379
J.L.  Dunlap         02/24/95     6,470       0.22%           63.8750        02/24/2005       46,325
                     04/03/95     6,253*      0.22%           65.8750        06/28/2001       46,397
                     04/03/95     7,948*      0.28%           65.8750        06/25/2003       58,974
                     06/23/95    21,147       0.73%           66.3125        06/23/2005      139,570
                     07/28/95     7,734*      0.27%           67.3125        06/24/2004       54,602
                     10/26/95     7,730*      0.27%           68.5000        06/25/2003       54,033
                     11/22/95     8,423*      0.29%           71.9375        05/09/1999       62,920
                     11/22/95     5,970*      0.21%           71.9375        06/28/2001       44,596
                     12/26/95       755*      0.03%           77.8750        05/09/1999        6,236
                     12/26/95     2,484*      0.09%           77.8750        06/26/2002       20,518

* Restored Options. Restoration of options originally granted and reported between 1989 and 1994. All options include a restoration feature, by which options are granted to replace shares that are exchanged by












                                      24




  participants as full or partial payment to the company of the purchase price of shares being acquired through the exercise of a stock option or withheld by the company in satisfaction of tax withholding obligations. Since restored options are granted at an exercise price which is equal to the market price of the company's Common Stock on the day of grant, they are issued at an exercise price which is at a higher price than the exercise price of the original grant. Options vest 50% after one year and are fully exercisable after two years. Restored options are fully exercisable after six months and retain the expiration date of the original grant.
** Valuation. All options are granted at an exercise price equal to the market value of the company's Common Stock on the date of grant. Therefore, if there is no appreciation in that market value, no value will be realizable. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for all grants the option term is assumed to be three years, volatility at 15%, dividend of $3.20 per share and interest rates of 5.33% to 6.97%. The real value of the options in this table depends solely upon the actual performance of the company's stock during the applicable period.

                      AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END
                                      OPTION VALUES

                                                     Number of Securities          Value of Unexercised
                       Shares                       Underlying Unexercised          In-the-Money Options
                      Acquired                      Options at Year-End(#)*          at Year-End($)**
                        on          Value       -----------------------------  ---------------------------
Name                 Exercise(#)  Realized($)   Exercisable     Unexercisable  Exercisable   Unexercisable
----                 -----------  -----------   -----------     -------------  -----------   -------------
A.C. DeCrane, Jr.      13,892      976,445        114,738          265,479     1,266,940      3,000,481
P.I. Bijur              4,822      359,719         40,192           51,011       443,333        496,321
A.J. Krowe              7,035      493,116         88,825          141,485     1,009,741      1,697,450
C.R. Black              2,541      178,018         40,293           48,429       471,441        578,169
J.L. Dunlap             3,824      270,559         51,899           68,800       618,438        749,124

  *    Includes options reported in the chart entitled "Option Grants in 1995".
 **   Based on year-end price of $78.50.


Performance Graphs

     The two graphs on the following page compare the cumulative total stockholder return on Texaco's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Integrated International Oil Index during five-year and eight-year periods. The measurement period in the first graph begins on December 31, 1990, and the second graph begins three years earlier on December 31, 1987. The second graph reflects the market performance of the company's stock over the full period from the commencement of the extensive restructuring initiated by the company in 1988.

                              Five-Year Comparison
                       Cumulative Return to Shareholders
             (Price Appreciation and the Reinvestment of Dividends)
                             Texaco vs. S&P Indices

           DOLLARS (END-OF-PERIOD)



                                                                           Total Return
                                                                          Annual Growth
                 1990      1991      1992      1993      1994      1995       Rate
                 ----      ----      ----      ----      ----      ----       ----
Texaco         $100.00   $106.57   $109.55   $124.69   $121.50   $166.88      10.8%
S&P 500        $100.00   $130.34   $140.25   $154.32   $156.42   $214.99      16.5%
S&P 500 Oils   $100.00   $115.27   $118.17   $141.72   $150.52   $202.02      15.1%







                             Eight-Year Comparison
                       Cumulative Return to Shareholders
             (Price Appreciation and the Reinvestment of Dividends)
                             Texaco vs. S&P Indices


           DOLLARS (END-OF-PERIOD)


                                                                                                        Total Return
                                                                                                       Annual Growth
                 1987      1988      1989     1990      1991      1992      1993      1994      1995       Rate
                 ----      ----      ----     ----      ----      ----      ----      ----      ----       ----
Texaco          $100.00   $143.84  $204.05  $220.68   $235.17   $241.75   $275.18   $268.12   $368.26      17.7%
S&P 500         $100.00   $116.50  $153.30  $148.52   $193.58   $208.31   $229.20   $232.31   $319.30      15.6%
S&P 500 Oils    $100.00   $119.41  $160.99  $172.18   $198.47   $203.47   $244.01   $259.18   $347.84      16.9%

Retirement Plan

     Over 13,300 employees of the company and its subsidiaries, including the 22 elected officers, are eligible to participate in the Retirement Plan. The plan is a qualified plan under the Internal Revenue Code and provides benefits funded by company contributions. In addition, participants have the option of making contributions to the plan and receiving greater pension benefits. Contributions are paid to a Master Trustee and to insurance companies for investment.

     For purposes of calculating pension benefits for the named executive officers, the plan recognizes salary and bonus only and does not take into account other forms of compensation. For the named executive officers, salary and bonus for the last three years are shown in the salary and bonus columns of the Summary Compensation Table. Effective January 1, 1995, IRS regulations provide that covered remuneration cannot exceed $150,000 per year (as indexed for inflation) for purposes of this plan. The amount of an employee's pension is the greater of a benefit based upon a final pay formula (applicable in most cases), a career average formula, or a minimum retirement benefit.

                                 PENSION PLAN TABLE

                                         YEARS OF BENEFIT SERVICE
COVERED REMUNERATION*     15       20          25           30        35         40          45
--------------------  --------  --------    --------   ---------  --------  --------     ---------

 $    100,000         $ 22,500  $ 30,000    $ 37,250    $ 44,250  $ 51,250  $ 58,250      $ 65,250
      200,000           45,000    60,000      74,500      88,500   102,500   116,500       130,500
      400,000           90,000   120,000     149,000     177,000   205,000   233,000       261,000
      600,000          135,000   180,000     223,500     265,500   307,500   349,500       391,500
      800,000          180,000   240,000     298,000     354,000   410,000   466,000       522,000
    1,000,000          225,000   300,000     372,500     442,500   512,500   582,500       652,500
    1,200,000          270,000   360,000     447,000     531,000   615,000   699,000       783,000
    1,400,000          315,000   420,000     521,500     619,500   717,500   815,500       913,500
    1,600,000          360,000   480,000     596,000     708,000   820,000   932,000     1,044,000
    1,800,000          405,000   540,000     670,500     796,500   922,500 1,048,500     1,174,500
    2,000,000          450,000   600,000     745,000     885,000 1,025,000 1,165,000     1,305,000

* "Covered Remuneration" means the highest three-year average salary and bonus, if any, during the last ten years of employment. The years of benefit service for the following individuals are: Mr. DeCrane, 37; Mr. Bijur, 29; Mr. Krowe, 7; Mr. Black, 38; and Mr. Dunlap, 33. With respect to the plan, annual pension benefits are based on the non-contributory final pay formula (up to 1.5% of final average pay times benefit service) and assume the participant retires at age 65 and has been a non-contributory member of the plan throughout the period of service. These amounts, however, do not reflect a reduction for Social Security benefits pursuant to the provisions of the plan. They do include those additional sums, if any, payable under a Supplemental Pension Plan to compensate those employees who have earned annual pension benefits payable under the plan but which are limited by Section 415 of the Internal Revenue Code.

Stockholder Proposals

      Stockholders may present proposals to be considered for inclusion in the 1997 Proxy Statement, provided they are received at the company's principal executive office no later than November 29, 1996, and are in compliance with applicable laws and Securities and Exchange Commission regulations. Any such proposals should be addressed to: Secretary, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650.

Other Business

      The management is not aware of any matters, other than those indicated above, that will be presented for action at the meeting. If other proper matters are introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By order of the Board of Directors.


/s/ Carl B. Davidson
CARL B. DAVIDSON
Vice President and Secretary.




                                                      March 28, 1996

                                                           [TEXACO]
                                                            [LOGO]

Dear Texaco Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders to be held in the Imperial Ballroom of the Hyatt Regency Houston at 1200 Louisiana Street in Houston, Texas, on Tuesday, May 14, 1996, at 10:00 a.m. If you plan to attend, please carry the attached admission ticket with you to the meeting.

        Please keep in mind that your vote is important. Whether or not you are able to attend the meeting in person, PLEASE MARK THE ATTACHED PROXY TO INDICATE YOUR VOTING PREFERENCES AND SIGN, DETACH AND RETURN THE PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

        I also welcome any comments or questions you have concerning the Company's activities. For your convenience in providing such comments, space is provided on the reverse side of this card, which you can enclose and return with your signed proxy. In view of the large number of comments and questions we generally receive, IT WILL NOT BE POSSIBLE TO RESPOND TO THEM INDIVIDUALLY. However, I assure you that each one will be read and that subjects of general interest will be covered at the meeting or in other information from the Company.



/s/ A.C. DeCrane, Jr.
A.C. DeCrane, Jr.
Chairman of the Board &
Chief Executive Officer





                            ADMISSION TICKET
                                  to
               Texaco's 1996 Annual Meeting of Stockholders



    This is your admission ticket to gain access to Texaco's 1996 Annual Meeting of Stockholders to be held in the Imperial Ballroom of the Hyatt Regency Houston at 1200 Louisiana Street in Houston, Texas, on Tuesday, May 14, 1996, at 10:00 a.m. Please present this Admission Ticket to one of the registration stations where YOU WILL BE ASKED TO DISPLAY SOME FORM OF PERSONAL IDENTIFICATION.





                            This ticket is not transferable
                      (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)





    ----------------------------------------------------------------------------

    Please specify your choices by clearly marking the appropriate boxes. Unless specified, this proxy will be voted FOR items 1 and 2, AGAINST items 3, 4 and 5 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

    ----------------------------------------------------------------------------



                     1.  Election of Directors for the terms indicated in the
                         Proxy Statement:
                         Nominees are: P.I. Bijur, M.C. Hawley, A.J. Krowe,
P    DIRECTORS           R.B. Smith, W.C. Steere, Jr., W. Wrigley
     RECOMMEND
R    A VOTE FOR            [  ] FOR all listed nominees
    ITEMS 1 & 2            [  ] WITHHOLD vote from all listed nominees
O                          [  ] WITHHOLD vote only from _________

X                    2.  Approval of Arthur Andersen LLP as Auditors for the
                         year 1996
Y                          FOR   AGAINST   ABSTAIN
                           [  ]    [  ]      [  ]

    ----------------------------------------------------------------------------
     DIRECTORS
     RECOMMEND       3. Stockholder proposal relating to corporate conduct
      A VOTE            guidelines
     AGAINST               FOR   AGAINST   ABSTAIN
     ITEMS 3,              [  ]    [  ]      [  ]
      4 & 5
                     4. Stockholder  proposal relating to Burma (Myanmar)
                           FOR   AGAINST   ABSTAIN
                           [  ]    [  ]      [  ]









                     5. Stockholder proposal relating to an advisory committee
                           FOR   AGAINST   ABSTAIN
                           [  ]    [  ]      [  ]


    ----------------------------------------------------------------------------


                                                ACCOUNT NO.    PROXY NO.
                                                -----------    ---------


                                                               CUSIP 881694 10 3
                                                               SEE REVERSE SIDE

  PLEASE SIGN,
DATE, AND RETURN  ________________________________  Date _____________, 1996
            (Sign exactly as name appears, indicating position or representative capacity, where applicable)

For your comments...

________________________________________________________________

________________________________________________________________

________________________________________________________________

________________________________________________________________

As part of the Company's continuing efforts to eliminate unnecessary expenses, we are attempting to stop duplicate mailing of Annual Reports to the same family residence. If more than one member of your household is receiving copies of the Annual Report, please help us economize by completing the following authorization:

[ ] Discontinue mailing the Annual Report to my account because I have a copy available to me from another source.

Name:  _________________________________________________________________________

Signature: _____________________________________________________________________

Account Number (shown on face of proxy card):
       _________________________________________________________________________



      (DETACH AND RETURN WITH YOUR PROXY CARD IN THE ENCLOSED ENVELOPE)


IMPORTANT NOTICE
----------------

Please note that a large number of stockholders are expected to attend the meeting. In fairness to all stockholders wishing to attend, stockholders will be admitted to the meeting room on a first-come, first-served basis. Accordingly, you are strongly encouraged to arrive early. Late arrivals to the meeting may be seated in another room equipped with video and audio facilities. Limited parking is available at the hotel for a nominal fee.



                              (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)

     [TEXACO]
      [LOGO]        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    TEXACO INC.
2000 Westchester Ave.
White Plains, NY  10650

        R.A. Beck, W.C. Butcher, E.M. Carpenter, F.G. Jenifer, T.A. Vanderslice, and each of them, as proxies, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all Common Stock of Texaco Inc. held of record by the undersigned on March 15, 1996, at the Annual Meeting of Stockholders to be held in the Imperial Ballroom of the Hyatt Regency Houston at 1200 Louisiana Street in Houston, Texas, on Tuesday May 14, 1996, at 10:00 a.m.

        If you plan to attend the Annual Meeting, please check the appropriate box below. If you and a family member are attending, please provide Texaco with the family member's name.

[  ]  Stockholder will attend the Annual Meeting
[  ]  Stockholder and a family member will attend the Annual Meeting



_______________________________________________
      Family member's name (Please Print)